EXHIBIT 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE April 27, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Renews Credit Facility; Significantly Reduces Scheduled
Debt Repayments

HOUSTON, TX – (April 27, 2011) Cal Dive International, Inc. (NYSE:DVR) announced today that it has renewed its existing credit facility for five years through April 2016.  The $450 million credit facility consists of a $300 million revolving facility and a $150 million term loan.  Under the renewed credit facility, quarterly principal payments on the term loan were significantly reduced such that no payments are required until June 30, 2012 when quarterly payments in the amount of $2 million commence.  The quarterly principal payments will remain at $2 million until June 30, 2013 when they increase to $4 million for the duration of the facility. A final payment of approximately $94 million will be due at maturity in April 2016.  Prior to the renewal, quarterly principal payments were $14.8 million with a final payment of $61.2 million scheduled at maturity in December 2012.  The interest rate margin on LIBOR loans per the pricing grid under the renewed facility will range from 2.50% to 3.25% based on the consolidated leverage ratio and will apply to both the revolving credit facility and term loan.  The prior interest rate margin on LIBOR loans per the previous pricing grid ranged from 2.75% to 4.00% and applied to the revolving credit facility and a portion of the term loan.  Bank of America Merrill Lynch, Wells Fargo Securities and BNP Paribas served as co-lead arrangers and co-book runners for the credit facility.  Bank of America, N.A. will continue to serve as the administrative agent.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “We are very pleased to announce our renewed credit facility.  The reduced level of debt service and favorable debt covenant package will provide us with significant financial flexibility while maintaining our relative low cost of debt.  We appreciate the continued support of our bank group.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.